Exhibit 99.1
F O R   I M M E D I A T E    R E L E A S E

June 15, 2010 For more information contact: Scott Estes (419) 247-2800 Mike Crabtree (419) 247-2800
HEALTH CARE REIT, INC.
ANNOUNCES PRICING OF $152 MILLION
OF CONVERTIBLE SENIOR NOTES
Proceeds Used to Repurchase Portion of Existing 2026 and 2027
Convertible Senior Notes
Toledo, Ohio, June 15, 2010...Health Care REIT, Inc. (NYSE:HCN) today announced the pricing of its offering of an additional $152,009,000 in aggregate principal amount of its 3.00% Convertible Senior Notes due 2029. The notes will have the same terms as and form a single series with the 3.00% Convertible Senior Notes due 2029 previously issued by Health Care REIT on March 15, 2010 and will be issued under the same CUSIP number. Following completion of this offering, the total aggregate principal amount outstanding of Health Care REIT’s 3.00% Convertible Senior Notes due 2029 will be $494,403,000.
Health Care REIT intends to use the net proceeds from the offering to repurchase a portion of its 4.75% Convertible Senior Notes due 2026 and 2027. The offering is expected to close on June 18, 2010, subject to customary closing conditions.
The notes will be senior unsecured obligations and mature on December 1, 2029. The notes will pay interest semi-annually at a rate of 3.00% per year. The notes may be redeemed, in whole or in part, by Health Care REIT from time to time on or after December 1, 2014 and at any time to preserve Health Care REIT’s status as a REIT. Holders of the notes will have the right to require Health Care REIT to repurchase for cash all or a portion of their notes on each of December 1, 2014, December 1, 2019 and December 1, 2024 and upon the occurrence of certain designated events. The notes will be convertible, in certain circumstances, into cash and, if applicable, shares of Health Care REIT’s common stock at an initial conversion rate of 19.5064 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $51.27 per share. In general, upon conversion, the holder of each note would receive, in respect of the conversion value of such note, cash up to the principal amount of such note and Health Care REIT common stock for the note’s conversion value in excess of such principal amount.
UBS Investment Bank and J.P. Morgan are acting as joint book-running managers for this offering.
The offering is made pursuant to Health Care REIT’s shelf registration statement on file with the Securities and Exchange Commission. A copy of the prospectus supplement and related prospectus relating to the offering may be obtained by contacting UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New

York 10171 or at (888) 827-7275, or J.P. Morgan Securities Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Attention: Prospectus Department or at (866) 803-9204.
This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About Health Care REIT. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of March 31, 2010, the company’s broadly diversified portfolio consisted of 608 properties in 39 states. More information is available on the company’s website at www.hcreit.com. The information on our website is not incorporated into this press release.
#####